Exhibit 99.1

FIRST FINANCIAL HOLDINGS, INC.

34 Broad Street • Charleston, S.C. 29401

843-529-5933 • FAX: 843-529-5883

Contact:	Dorothy B. Wright
Vice President-Investor Relations
and Corporate Secretary
(843) 529-5931 or (843) 729-7005 dwright@firstfinancialholdings.com

FIRST FINANCIAL HOLDINGS, INC. ANNOUNCES

PRICING OF $65.0 MILLION PUBLIC OFFERING OF COMMON STOCK

Charleston, South Carolina (September 24, 2009) – First Financial Holdings, Inc. (“First Financial” or the “Company”) (NASDAQ GSM: FFCH), the holding company for First Federal Savings and Loan Association of Charleston (“First Federal”), announced today the pricing of an underwritten public offering of 4,193,550 shares of the Company’s common stock at a price to the public of $15.50 per share for gross process of approximately $65.0 million. The net proceeds to the Company after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $60.6 million

First Financial intends to use the net proceeds from the offering for general corporate purposes, which may include, without limitation, providing capital to support the growth of our subsidiaries and other strategic business opportunities in our market areas, including FDIC-assisted transactions. The capital will also position the company, with the approval of the U.S. Treasury, for the future redemption of some or all of the preferred stock issued to the U.S. Treasury under the TARP Capital Purchase Program.

The Company intends to close the transaction, subject to customary conditions, on or about September 29, 2009.

Sandler O’Neill + Partners, L.P. is serving as lead book-running manager of the offering, and Keefe Bruyette & Woods, Scott & Stringfellow and FIG Partners are serving as co-managers. The Company has granted the underwriters a 30-day option to purchase up to an additional 15% of the shares sold to cover over-allotments, if any.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Offers will be made only by means of a prospectus and a related prospectus supplement, copies of which may be obtained from Sandler O’Neill + Partners, L.P., 919 Third Avenue, 6th Floor, New York, NY 10022 (800) 635-6859.

The Company is the holding company for First Federal Savings and Loan Association of Charleston, which operates 63 offices located in the Charleston metropolitan area, Horry, Georgetown, Florence and Beaufort counties in South Carolina and in Brunswick, New Hanover and Pender counties in coastal North Carolina offering banking and trust services. The Company also provides insurance and brokerage services through First Southeast Insurance Services, The Kimbrell Insurance Group and First Southeast Investor Services.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements.

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For additional information about First Financial, please visit our website at www.firstfinancialholdings.com or contact Dorothy B. Wright, Vice President-Investor Relations and Corporate Secretary, (843) 529-5931.